Registration No. 333-66655

     As filed with the Securities and Exchange Commission on April 14, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                       FIRST WASHINGTON REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)




Maryland                                                              52-1879972
(State or Other Jurisdiction                        (IRS Employer Identification
of Incorporation or Organization)                                        Number)


                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                William J. Wolfe
                      President and Chief Executive Officer
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800
     (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service) with a copy to:

                            R. Ronald Hopkinson, Esq.
                                Latham & Watkins
                                885 Third Avenue
                                   Suite 1000
                            New York, New York 10022
                                 (212) 906-1200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act

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



registration statement number of the earlier effective registration statement for the same offering. [ ] -----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     This registration statement relates to the possible issuance of shares of common stock of First Washington Realty Trust, Inc. upon the exchange of units of limited partnership interest in First Washington Realty Limited Partnership. These units were issued in transactions on September 1, 1998 and October 1, 1998, and became exchangeable after October 31, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


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



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.




PROSPECTUS                           SUBJECT TO COMPLETION, DATED APRIL 14, 1999


                       FIRST WASHINGTON REALTY TRUST, INC.

                                1,043,109 Shares
                                  Common Stock


                  We are offering 1,043,109 shares of our common stock upon the exchange of partnership units described more fully in this prospectus. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

                  Our common stock is listed on the New York Stock Exchange under the symbol "FRW." On April 8, 1999, the closing sale price of our common stock was $20.625 per share.

                  You should be aware that an investment in our common stock involves various risks. See "Risk Factors" on page 1 and in our Current Report on Form 8-K/A filed on March 24, 1999.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. It is illegal for any person to tell you otherwise.

                  The date of this prospectus is April 14, 1999







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



TABLE OF CONTENTS

                                                                            PAGE

Risk Factors 1

Where You Can Find More Information                                            1

Incorporation of Documents by Reference                                        2

The Company                                                                    3

Description of Capital Stock                                                   6

Partnership Agreement                                                         11

Exchange of the Units                                                         13

Provisions of Maryland Law and First Washington's Charter and Bylaws          20

Federal Income Tax Consequences                                               26

Experts                                                                       44

Legal Matters                                                                 44

Plan of Distribution                                                          44



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

RISK FACTORS

     You should carefully consider, among other factors, the risk factors described below and the risk factors in our Form 8-K/A, filed on March 24, 1999.

     The exchange of units has tax consequences. If you redeem or exchange units for cash or shares of stock, you will recognize gain or loss because the redemption and exchange are each taxable transactions. Depending upon your particular situation, it is possible that the amount of gain you recognize or even your tax liability resulting from the gain could exceed the amount of cash and the value of the shares of stock you receive upon the redemption or exchange.

     This prospectus and other documents we have filed with the SEC contain forward- looking statements. Section 27A of the Securities Act does not, however, apply to statements relating to the operations of a partnership. Also, documents subsequently filed by us with the Commission will contain forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors described in our Form 8-K/A, filed on March 24, 1999. We caution you, however, that any list of risk factors may not be exhaustive, particularly with respect to future filings.

     Although First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. are separate entities, for ease of reference, the terms "we," "us," and "ours" refer to the business and properties of all of these entities, unless the context indicates otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and obtain copies of our reports, proxy statements and other information at:

          *           Public Reference Section
                      Securities and Exchange Commission
                      Room 1024, Judiciary Plaza
                      450 Fifth Street, N.W.
                      Washington, D.C. 20549

          *           Midwest Regional Office
                      Citicorp Center
                      500 West Madison Street
                      Suite 1400
                      Chicago, Illinois 60661-2511

          *           Northeast Regional Office
                      7 World Trade Center
                      Suite 1300
                      New York, New York 10048.

You may also contact the SEC by telephone at (800) 732-0330. The Commission also
maintains  a  website  at   http://www.sec.gov   where  you  can  retrieve  this
information. You may inspect copies of these materials and



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


other information about us at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                  We have filed with the Commission a registration statement on Form S-3 for the shares offered under this prospectus under the Securities Act of 1933. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted the cover and Part II of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You can obtain a copy of these exhibits by calling or writing to us at 4350 East-West Highway, Suite 400, Bethesda, MD 20814, Attention: Investor Relations; telephone number (301) 907- 7800.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents, which we have previously filed with the Commission, are incorporated by reference:

         (1) our Annual Reports on Form 10-K for the year ended December 31, 1998 filed with the Commission on March 30, 1999 and for the year ended December 31, 1997 filed with the Commission on March 31, 1998 (File No. 000-25230); (2) the description of our common stock contained in our registration statement on Form S-3 filed with the Commission on August 9, 1996 (File No. 001-13822), and the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on October 23, 1998 (File No. 001-14571); (3) our Proxy Statement for our Annual Meeting of Stockholders held on May 8, 1998 (File No. 000-25230); (4) our quarterly reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998 (File No. 000-25230); and (5) our current reports on Form 8-K filed on March 10, 1999, October 30, October 27, October 23, July 31, July 28, June 26, June 17 and May 18, 1998 (File No. 000-25230).

                  We incorporate by reference all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares made under this prospectus. All of these documents shall be a part of this prospectus from the date of filing. Any statement contained in a document filed after the date of this prospectus will modify the statements we make in this prospectus.

                  If you write or telephone, we will provide without charge a copy of any or all of the documents listed above, except the exhibits to those documents. You should direct requests for these copies to First Washington Realty Trust, Inc., at 4350 East-West Highway, Suite 400, Bethesda, MD 20814,
Attention: Investor Relations; telephone number 301-907-7800.





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

                                   THE COMPANY

General

                  We are a real estate investment trust with expertise in the acquisition, property management, leasing, renovation and development of principally supermarket-anchored neighborhood shopping centers. We are an integrated stand-alone company that manages its own properties, and administers its own affairs. As of December 31, 1998, we owned a portfolio of 55 retail properties containing a total of approximately 6.0 million square feet of gross leasable area.

                  We have followed a highly focused business strategy with respect to property type and location. We concentrate our efforts on supermarket-anchored neighborhood shopping centers. We generally seek to own properties located in densely populated areas with high visibility, open-air designs and ease of entry and exit. Also, we seek to own properties that may be readily adaptable over time to expansion, renovation and redevelopment.

                  Our retail properties are neighborhood shopping centers principally anchored by well known tenants such as Giant Food, Safeway, Shoppers Food Warehouse, Food Lion, A&P Superfresh, Winn Dixie, Weis Markets, Acme Market, Dominick's Supermarket, CVS/Pharmacy and Rite Aid. Neighborhood shopping centers are typically open-air centers ranging in size from 50,000 to 150,000 square feet of gross leasable area and anchored by supermarkets or drug stores or both supermarkets and drug stores. Our retail properties range in size from approximately 3,000 square feet of gross leasable area to approximately 335,000 square feet of gross leasable area, and average approximately 106,000 square feet of gross leasable area. The anchor tenants typically offer daily necessity items rather than specialty goods. Nine of our retail properties are relatively small in size, with less than 50,000 square feet of gross leasable area. These smaller properties do not have a large supermarket or drug store anchor tenant, and, therefore, may experience greater variability in consumer traffic and operating performance.

                  First Washington Realty Limited Partnership and First Washington Management, Inc. hold all of our assets and conduct all of our operations. Some of the properties are owned by partnerships or limited liability companies in which First Washington Realty Trust, Inc., a subsidiary of First Washington, or First Washington Limited Partnership, acts as general partner or managing member and owns a controlling interest. We are the sole general partner of First Washington Limited Partnership and we currently own approximately 69.8% of the partnership interests in First Washington Limited Partnership. The limited partners are individuals, partnerships and others who have contributed their properties in exchange for units of partnership interests. The limited partners may exchange their units for cash, or, at our option, for our stock on a one for one basis.

                  First  Washington   Limited   Partnership  owns  100%  of  the
non-voting preferred stock of First Washington Management, and is entitled to 99% of the cash flow from First Washington Management.

                  First Washington Realty Trust, Inc. was formed in April 1994 to continue and expand the neighborhood shopping center acquisition, management and renovation strategies of First Washington Management. First Washington Management has been engaged in the business since 1983, and was founded by Stuart D. Halpert, our Chairman, William J. Wolfe, our President and Chief Executive Officer, and Lester Zimmerman, one of our Executive Vice Presidents.





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



                  We have approximately 70 employees. These employees include a team of asset andproperty managers and leasing agents and in-house legal, architectural, engineering, accounting, marketing and computer specialists. Our executive and principal property management office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and our telephone number is 301-907-7800. We also have regional property management offices located in North Carolina, Pennsylvania and Virginia.

Growth Strategies

                  We seek to increase cash flow and distributions and the value of our portfolio through intensive property management and strategic renovation and expansion of our properties. We also seek the opportunistic acquisition of additional neighborhood shopping centers within the Mid-Atlantic region and the Chicago metropolitan area. We have extensive knowledge of local market growth patterns and economic conditions in these two areas. We would also consider acquisitions in other metropolitan markets which management determines to be both attractive and conveniently accessible.

                  Intensive Management. A key aspect of our strategy is improving the operating performance of our properties over time through intensive property management. We seek to increase operating margins by increasing revenues through increased occupancy and rental rates, maintaining high tenant retention rates, and aggressively managing operating expenses.

                  We  believe   that,   as  a  fully   integrated   real  estate
organization with both owned and third-party managed properties, we enjoy significant operating efficiencies. Many of our competitors operate smaller, fragmented portfolios. Our operating efficiencies are the result of economies of scale in operating expenses, more effective leasing and marketing efforts, and enhanced tenant retention levels. We also benefit from effectively spreading our fixed property management and leasing costs over our entire owned and third-party managed portfolio. We believe that the scope of our portfolio, combined with the professional and community ties of Messrs. Halpert and Wolfe to the Mid-Atlantic region enables us to develop long-term relationships with national and regional tenants which occupy multiple properties in our portfolio. We believe that these relationships improve occupancy rates and tenant retention levels.

                  Strategic Renovation and Expansion. We seek to increase operating results through the strategic renovation and expansion of our properties. The retail properties are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants. In determining whether to proceed with a renovation or expansion, we consider both the cost of expansion or renovation and the increase in rent attributable to expansion or renovation. We believe that our retail properties will provide opportunities for renovation and expansion.

                  As a fully-integrated real estate organization, we maintain expertise in the development of new retail properties. We developed three of our properties containing approximately 525,000 square feet of gross leasable area. We believe that our principal anchor tenants and other real estate professionals are likely to present us with development opportunities in the future.

                  Opportunistic Acquisitions. Another principal component of our strategy is the acquisition of additional neighborhood shopping centers within the Mid-Atlantic region and the Chicago metropolitan area. We will seek to acquire properties which are strategically located along major traffic arteries in well-established, densely populated communities. We typically select properties in locations where we believe the supply of developable land and zoning restrictions impede the development of competing shopping centers and where tenants' location alternatives are limited. We would also consider acquisitions in other metropolitan markets which management determines to be both attractive and conveniently accessible.



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


                  Through our third-party management, leasing and related service business and network of regional management and leasing offices, we are familiar with local conditions in our markets. Because our third-party clients frequently seek assistance with the revitalization and disposition of their properties, we believe that we are in a unique position to ultimately acquire these properties. For example, First Washington Management provided property management and leasing services for five properties acquired from third-party clients. We believe opportunities for neighborhood shopping center acquisitions are particularly attractive at this time, due to fragmented ownership of neighborhood shopping center properties, limited availability of capital for non-institutional owners of retail property, and declining construction of new retail properties.

         When evaluating potential acquisitions, we consider such factors as:

* economic, demographic and regulatory conditions in the property's local and regional market;

*    the location, construction quality and design of the property;

* the current and projected cash flow of the property and the potential to increase cash flow;

*    the potential for capital appreciation of the property;

* the terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover;

* the occupancy and demand by tenants for properties of a similar type in the market area;

* the potential to complete a strategic renovation, expansion, or retenanting of the property;

* the property's current expense structure and the potential to increase operating margins; and

*    competition from comparable retail properties in the market area.

We have successfully completed the acquisition of 39 properties since our organization in April 1994.

Property Management, Leasing And Related Service Business

                  Through our interest in First Washington Management, we have continued the property management, leasing and related service business of First Washington Management. First Washington Limited Partnership owns all of the non-voting preferred stock of First Washington Management and is entitled to 99% of the cash flow of First Washington Management. Messrs. Halpert, Wolfe and Zimmerman own the outstanding common stock of First Washington Management, and are therefore entitled to 1% of its cash flow. In addition to servicing our properties, as of December 31, 1998, First Washington Management provided management, leasing and related services to 23 properties comprising approximately 2.3 million square feet of gross leasable area for 13 third-party clients. In addition to



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providing  another source of growth for funds from  operations,  we believe that the third-party management business allows us to:

* achieve operating efficiencies in managing our owned properties through the bulk purchase of goods and services;

* develop more extensive, long-term relationships with tenants in multiple properties; and

* identify additional acquisition opportunities from third-party clients interested in the eventual sale of their properties.

                  First Washington Management provides services to third-party owners under contracts of varying duration. These contracts generally provide for management fees of up to 5.0% of monthly gross property receipts. The management contracts are typically cancelable upon 30 days' notice or upon the occurrence of specified events, including the sale of the property. Leasing fees typically range from 3.0% to 6.0% of the minimum base rents payable during the initial term of the lease. In addition to its third-party management and leasing business, First Washington Management provides related services including consulting and brokerage services for which it receives customary fees.

                          DESCRIPTION OF CAPITAL STOCK

                  The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1997, and our bylaws as an exhibit to this registration statement.

General

                  Our charter authorizes us to issue up to 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 1998, we had 8,566,985 shares of common stock and 2,314,189 shares of convertible preferred stock issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. Our stockholders also have no liability for further calls or assessments on their shares of common stock.

Common Stock

                  As a holder of common stock, you will be entitled to receive distributions on common stock if, as and when our board of directors authorizes and declares distributions. However, your rights to receive distributions may be subordinated to the rights of holders of preferred stock. In any liquidation, each outstanding common share entitles its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our convertible preferred stock are entitled to a participating distribution in amounts available for distribution on the common stock. The participating distribution is equal to the amount of any distribution on the common stock in excess of $0.4875 per share of common stock multiplied by the number or fraction of shares of common stock into which each share of convertible preferred stock is or will be convertible.

     The amount of the aggregate liquidation preference of the convertible preferred stock



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will not be counted as a liability in determining whether we are permitted under
Maryland  law to make a  distribution  on our  common  stock,  other  than  upon
voluntary  or  involuntary  liquidation,   by  dividend,   redemption  or  other
acquisition of shares or otherwise.

                  Subject to the matters discussed under "Provisions of Maryland Law and First Washington's Charter and Bylaws--Control Share Acquisitions," holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Unless our charter provides otherwise with respect to preferred stock, the holders of common stock possess exclusive voting power. There is no cumulative voting in the election of directors. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock cannot elect any directors.

                  Holders of shares of common stock have no preference, conversion, sinking fund, redemption or exchange rights or preemptive rights. A conversion right entitles a stockholder to convert his shares to a different security, such as debt or preferred stock. A redemption right entitles a stockholder to redeem his shares for cash or other securities at some point in the future. A sinking fund pairs a redemption right with an obligation of the company to create an account into which the company must deposit money to fund the redemption. Preemptive rights entitle stockholders to subscribe for a percentage of any other securities we offer in the future based on the percentage of shares owned. All shares of a particular class of issued common stock have equal dividend, distribution, liquidation and other rights.

                  Under Maryland law, we generally cannot dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, as permitted under Maryland law, our charter provides for approval of any of these actions by a majority of the votes entitled to be cast on the matter, except in the case of amendment of the charter provisions relating to removal of directors, classification of the board of directors, voting rights of the common stock or voting requirements for charter amendments, which require the affirmative vote of holders of shares entitled to cast two-thirds of all the votes entitled to be cast on the matter. In addition, a number of other provisions of Maryland law could significantly affect the shares of common stock and the rights and obligations of its holders and could delay, defer or prevent a change in control or other transaction in which the holders of some or a majority of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. See "Provisions of Maryland Law and First Washington's Charter and Bylaws."

Power To Issue Additional Shares Of Stock

                  The charter grants the board of directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock, including any unissued shares of any series of preferred stock, to the extent permitted by the terms of the series. The board of directors may also classify or reclassify unissued shares of common or preferred stock and authorize the issuance of these classified or reclassified shares of stock. Under Maryland law and the charter, the board of directors is required to fix the terms and conditions for each class or series before the issuance of the shares of each class or series of stock. These terms and conditions include preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

     We believe that this power of the board of directors provides us with increased flexibility



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



in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, the additional classes or series, as well as the common stock, will generally be available for issuance without further action by our stockholders. However, the issuance of additional series of preferred stock with rights senior to the convertible preferred stock must be approved by the holders of convertible preferred stock. Although the board of directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock and convertible preferred stock or otherwise be in the best interest of the stockholders.

Restrictions On Ownership, Transfer And Conversion

                  Internal Revenue Code Requirements. To maintain our REIT qualification, no less than six individuals can own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. For this test, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code, as currently in effect. In addition, attribution rules in the Internal Revenue Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year. Also, rent from "related party tenants" is not qualifying income for purposes of the gross income tests of the Internal Revenue Code. A tenant of First Washington is a related party tenant if First Washington actually or constructively owns 10% or more of such tenant. See "Federal Income Tax Consequences--Taxation of First Washington--Requirements for Qualification." To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

                  Transfer Restrictions in Charter. Generally, no holder may own, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, more than 9.8%, by number or value, whichever is more restrictive, of the outstanding shares of common stock. Except as described below, this limit will not apply to holders of shares of common stock who exceed the limit solely because they convert shares of convertible preferred stock into shares of common stock. However, no person may actually or constructively acquire or own shares of convertible preferred stock or shares of common stock, or convert convertible preferred stock into common stock, if the total value of convertible preferred stock and common stock actually and constructively owned by the person would exceed 9.8% of the total value of the outstanding shares of all of our capital stock. This limitation could prevent a person who owns shares of convertible preferred stock from converting a portion of these shares into shares of common stock.

                  Effect of Violation of Transfer Restrictions. If, as a result of an attempted acquisition of capital stock, any person would acquire, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, shares of capital stock in excess of an ownership restriction, those shares will be automatically transferred to a trust for the benefit of a charitable beneficiary. This transfer will be effective as of the close of business on the business day prior to the attempted acquisition by the person who would have owned the shares in excess of the ownership restriction. While this stock is held in trust, the trustee shall have all of the shares' voting rights and all dividends or distributions paid on the stock will be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any dividend or distribution paid on shares of capital stock prior to our discovery that the shares have been automatically transferred to the trust shall, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust must sell the shares held in the trust to a person who may hold the shares without violating the ownership restrictions. Upon this sale, the price paid for the shares by the person who acquired the shares from the trust shall be distributed to the person who attempted to acquire the shares in violation of the ownership restriction to the extent of the lesser of:

* the price paid by the person who attempted to acquire the shares in violation of the ownership restriction;

* the price per share received by the trustee from the sale or other disposition of the shares held in the trust; or

* in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a person in violation of the ownership restriction, the market price of the shares on the date the shares were transferred to the trust. Market price is defined by the charter to mean the last sale price for the shares, regular way. In case no sale takes place on the day that market price is to be measured, market price is defined to be the average of the closing bid and asked prices, regular way, for the shares.

Any proceeds in excess of this amount shall be paid to the charitable beneficiary.

                  We will automatically repurchase shares to the extent necessary to prevent any violation of the ownership limits resulting from events other than the actual or constructive acquisition of capital stock by the holder. For example, changes in the relative value of different classes of our capital stock could lead to a violation of the ownership limits and trigger an automatic repurchase. In the event of any automatic repurchase, the repurchase price of each share will be equal to the market price on the date of the event that resulted in the repurchase. Any dividend or other distribution paid to a holder of repurchased shares prior to the discovery by us that the shares have been automatically repurchased by us as described above must be repaid to us upon demand.

                  If shares of capital stock which would cause us to be beneficially owned by less than 100 persons are issued or transferred to any person, the issuance or transfer shall be null and void to the intended transferee, and the intended transferee will acquire no rights to the stock.

                  The board of directors may waive the ownership limits for a particular stockholder if the board of directors and our tax counsel are satisfied that the ownership will not jeopardize our status as a REIT. As a condition of the waiver, the board of directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status.

                  In addition to any of the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of our capital stock if:

* more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals. For this purpose, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code;

* our capital stock would be beneficially owned by less than 100 persons, determined without reference to any rules of attribution; or

*    we would fail to qualify as a REIT.

Actual or constructive acquisition or ownership of our capital stock in violation of these restrictions will result in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, our automatic repurchase of the violative shares, or voiding the violative transfer, as described above.

                  If the board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, the board of directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition. These actions include but are not limited to authorizing us to repurchase stock, refusing to give effect to such ownership or acquisition on our books, or instituting proceedings to enjoin such ownership or acquisition.

                  The constructive ownership rules are complex and may cause common stock or convertible preferred stock owned actually or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding common stock or less than 9.8% of the outstanding convertible preferred stock, or the acquisition of an interest in an entity which owns common stock or convertible preferred stock by an individual or entity could cause that individual or entity, or another individual or entity, to constructively own common stock or convertible preferred stock in excess of the limits described above.

                  All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

                  All persons who own at least a specified percentage of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending on the number of record holders of shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of shares as the board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                  These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of shares of common stock or convertible preferred stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Registration Rights Agreements

                  Under various registration rights agreements, we have shelf registration statements effective or have agreed to file a registration statement that cover:

* the resale of shares of convertible preferred stock and shares of common stock and the issuance of shares of common stock upon exchange of common units that were issued in private placements at the time of and since our formation; and

* the exchange of exchangeable debentures and exchangeable preferred units for convertible preferred stock.

We must use our best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common stock and convertible preferred stock will increase the number of outstanding shares of common stock and convertible preferred stock, and will increase our percentage ownership interest in First Washington Limited Partnership.

NYSE Listing

                  The common stock is listed on the NYSE under the symbol "FRW." The convertible preferred stock is listed on the NYSE under the symbol "FRW pf."

Transfer Agent

                  American Stock Transfer & Trust Company is the transfer agent and registrar for the shares of common stock and convertible preferred stock.

                              PARTNERSHIP AGREEMENT

                  The following description of the partnership agreement is only a summary. For a complete description, we refer you to the partnership agreement.

Management

                  First Washington Limited Partnership was organized as a Maryland limited partnership pursuant to the Maryland Revised Uniform Limited Partnership Act and the terms of the First Amended and Restated Agreement of Limited Partnership. First Washington is the sole general partner and the holder of a majority of the units of First Washington Limited Partnership. Generally, pursuant to the partnership agreement, First Washington has full, exclusive and complete responsibility and discretion in the management and control of First Washington Limited Partnership. The limited partners of First Washington Limited Partnership generally have no authority to participate in or exercise control or management power over the business and affairs of First Washington Limited Partnership.

Transferability of Interests

                  The partnership agreement generally provides that First Washington may not voluntarily withdraw from First Washington Limited Partnership, or transfer or assign its interest in First Washington Limited Partnership. The limited partners, on the other hand, may transfer their interests in First Washington Limited Partnership to investors who are considered to be financially sophisticated by virtue of their wealth or professional experience. Both First Washington and First Washington Limited Partnership have a right of first refusal in the case of transfer by the limited partners. No transferee may become a substituted limited partner without our consent.

Capital Contributions

                  If we determine that First Washington Limited Partnership requires additional funds at any time, then we, to the extent consistent with our REIT status, will borrow such funds from a lender and lend such funds to First Washington Limited Partnership on comparable terms. We will contribute the amount of any required additional funds which were not borrowed from a lender as an additional capital contribution to First Washington Limited Partnership. If we contribute additional capital to First Washington Limited Partnership, our partnership interest in First Washington Limited Partnership will be increased on a proportionate basis based upon the amount of the additional capital contributions. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by First Washington.

Exchange Rights

                  Under the partnership agreement, the holders of common units have the right to require First Washington Limited Partnership to redeem part or all of their common units for cash. We may elect to acquire the common units tendered for redemption in exchange for shares of common stock on a one-for-one basis. However, a holder of common units may not effect an exchange or a redemption if an exchange for common stock would cause any person to violate any provision of our charter, including those provisions relating to restrictions on ownership and transfer of our capital stock. Holders of exchangeable preferred units may require that we acquire exchangeable preferred units for shares of convertible preferred stock on a one-for-one basis. See "Description of Capital Stock--Restrictions on Ownership, Transfers and Conversion."

Tax Matters

                  As provided in the partnership agreement, First Washington is the tax matters partner of First Washington Limited Partnership. Accordingly, First Washington makes whatever tax elections must be made under the Internal Revenue Code. The net income or net loss of First Washington Limited Partnership will generally be allocated to First Washington and the limited partners in accordance with priorities of distribution. See "Federal Income Tax Consequences--Tax Aspects of First Washington Limited Partnership."

Operations

                  The partnership agreement requires that First Washington Limited Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. The partnership agreement provides that distributions of cash will be distributed from time to time as determined by us. Distributions will be pro rata in accordance with the distribution rights of the holders of the preferred units and the common units. Under the partnership agreement, First Washington Limited Partnership will also assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the ownership of interests in and operation of First Washington Limited Partnership.

Duties and Conflicts

                  The partnership  agreement  provides generally that all of our
business   activities  must  be  conducted  through  First  Washington   Limited
Partnership.

Term

                  The term of First Washington Limited Partnership continues until December 31, 2094, or until sooner dissolved upon the occurrence of other specified events.

Indemnification

                  The partnership agreement provides that First Washington Limited Partnership will indemnify First Washington and the officers and directors of First Washington or First Washington Management against any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of First Washington Limited Partnership. First Washington's liability to First Washington Limited Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions is limited. See "Limitation of Liability and Indemnification."

                              EXCHANGE OF THE UNITS

Terms of the Exchange of Common Units

                  We have issued 1,043,109 common units of First Washington Limited Partnership to the prior owners of or to the partners of entities that owned properties as consideration for the contribution of these properties to First Washington Limited Partnership. Information about the properties, date of contribution, number of units and the date the units become exchangeable is set forth below:

Property            Contribution Date        No. of Units      Date Exchangeable
-------------       ----------------         -------------     -----------------

Mitchellville       10/01/97                 79,773                   10/31/98

Mitchellville       10/01/97                 62,250                   10/31/98

Mitchellville       10/01/97                 42,842                   10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  750,829  10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  60,362   10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  44,708   10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  469      10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  469      10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  469      10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  469      10/31/98

Shopping Centers Located in the Chicago Area         9/01/97  469      10/31/98

                  Holders of these common units may exchange their common units for cash, or at our discretion, for a like number of shares of common stock. These shares of common stock may be resold at any time. The number of shares of stock for which the holders of units may exchange their units may be adjusted in the event of stock splits, stock dividends, issuance of rights, extraordinary distributions and similar events.

                  A holder of common units effecting an exchange must deliver to us a notice of exchange. The tendering holder shall have the right to receive an amount of cash from First Washington Limited Partnership equal to the full market value, as of the date of receipt of the notice of exchange, of a like number of shares of common stock. We may elect to acquire these tendered common units in exchange for a like number of shares of common stock. If we do so, the tendering holder shall have no right to cause First Washington Limited Partnership to redeem the common units in exchange for cash.

                  The shares of common stock exchanged for tendered units shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our charter and bylaws, relevant state and federal securities laws, and any applicable registration rights agreement entered into by the tendering holder. Even if delivery is delayed, the tendering holder shall be deemed the owner of the shares and rights for all purposes, as of the date of the exchange notice.

                  Each tendering holder shall continue to own all units subject to any exchange, and be treated as a limited partner with respect to the units for all purposes, until the units are transferred to us and paid for on the date of the exchange notice. Until the date of the exchange notice, the tendering holder shall have no rights as one of our stockholders.

Conditions to the Exchange

                  We will issue shares of stock in exchange for units to a tendering holder promptly upon receipt of a notice of exchange unless:

* an exchange would cause the tendering holder or any other person to violate the Restrictions on Ownership and Transfer provisions of the charter;

* the exchange is for less than 100 units, or if the tendering holder holds less than 100 units, the exchange is for less than all of the units held by the tendering holder; or

* the tendering holder wishes to effect an exchange during the period between the record date established by us for a distribution from First Washington Limited Partnership to the partners in First Washington Limited Partnership and the record date established by us for a distribution to our stockholders of some or all of our portion of the distribution.

                  Any attempted exchange in violation of any of the foregoing conditions shall be void and the tendering holder shall not acquire any rights or economic interest in the shares of stock otherwise issuable upon the exchange.

Comparison of First Washington and First Washington Limited Partnership

                  Generally the nature of an investment in common stock is similar in several respects to an investment in the units of First Washington Limited Partnership. Holders of common stock and holders of common units receive similar distributions. Shareholders and holders of units generally share in the risks and rewards of ownership in the enterprise being conducted by us through First Washington Limited Partnership. However, there are also differences between ownership of units and ownership of stock, some of which may be material to investors.

                  The information below highlights a number of the significant differences between First Washington and First Washington Limited Partnership including form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of units in understanding how their investment will be changed if they exchange their units for common stock. This discussion is only a summary and does not constitute a complete discussion of these matters. Holders of units should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information. Form of Organization and Assets Owned

                  First  Washington  Limited  Partnership  is   organized  as a
Maryland  limited   partnership.   First  Washington  Limited  Partnership  owns
interests in properties and other partnerships. First

Washington Limited Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized under the Maryland Revised Uniform Limited Partnership Act. However, its business must be conducted in a manner that permits First Washington to qualify as a REIT unless it otherwise ceases to qualify as a REIT.

                   First Washington is a Maryland corporation. It has elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. It intends to maintain its qualification as a
 REIT. Its primary asset is its interest in First Washington Limited Partnership, which gives it an indirect investment in the properties owned by First Washington Limited Partnership. Under its charter, First Washington may engage in any lawful activity permitted under Maryland law. However, under the partnership agreement, First Washington, as general partner, may not conduct any business other than the business of First Washington Limited Partnership.

 Additional Equity

                   First Washington Limited Partnership may issue common units, exchangeable preferred units and other partnership interests in exchange for additional capital contributions as determined by First Washington, in its sole discretion. These partnership interests may include partnership interests of different series or classes that may be senior to common units. In exchange for capital contributions, First Washington Limited Partnership may issue common units and other partnership interests to First Washington, may issue additional common units to existing limited partners, and may admit third parties as additional limited partners.

                   The board of directors may, in its discretion, authorize the issuance of additional common stock or shares of convertible preferred stock. However, the total number of shares issued cannot exceed the authorized number of shares of stock set forth in the charter. As long as First Washington Limited Partnership is in existence, the proceeds of all equity capital raised by First Washington will be contributed to First Washington Limited Partnership in exchange for units in First Washington Limited Partnership.

Management Control

All management powers over the business and affairs of First Washington Limited Partnership are vested in First Washington as the general partner. No limited partner of First Washington Limited Partnership has any right to participate in or exercise control or management power over the business and affairs of First Washington Limited Partnership except:

* First Washington may not dispose of all or substantially all of First Washington Limited Partnership's assets without the consent of the holders of two-thirds of the outstanding common units; and

* First Washington is limited in its ability to cause or permit First Washington Limited Partnership to dissolve. See "Vote Required to Dissolve First Washington Limited Partnership or First Washington" below.

First Washington may not be removed as general partner by the holders of common units with or without cause. First Washington's business and affairs are managed under the direction of its board of directors. The Board is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The board of directors may alter or eliminate its policies without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over First Washington's ordinary business policies. However, the board of directors cannot change the policy of maintaining status as a REIT without the approval of holders of a majority of the outstanding common stock.

Duties of General Partners and Directors

                  Under Maryland law, First Washington,  as general partner,  is accountable to First Washington Limited Partnership as a fiduciary. Consequently, First Washington is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the partnership agreement, First Washington is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of good faith errors of judgment, acts or omissions.
                   Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in First Washington's best interests and with the care of an ordinarily prudent person in a like position under similar circumstances. Directors who act in such a manner generally will not be liable by reason of being a director.

                    Management Liability and Indemnification


As a matter of Maryland law, First Washington, as the general partner, has liability for the payment of the obligations and debts of First Washington Limited Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the partnership agreement, First Washington Limited Partnership has agreed to indemnify First
Washington and any of its directors or officers from and against all losses, claims, damages, liabilities, joint or several, expenses including legal fees and expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of First Washington Limited Partnership. However, First Washington Limited Partnership will not be required to indemnify First Washington or its officers and directors if:

*    a bad faith act was material to the action;

* First Washington or its officers or directors received an improper personal benefit; or

* in the case of any criminal proceeding, First Washington or its officers or directors had reasonable cause to believe the act was unlawful.

The reasonable expenses incurred by an indemnitee may be reimbursed by First Washington Limited Partnership before the final disposition of the proceeding. First, however, the indemnitee must deliver to First Washington Limited Partnership an affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking that the indemnitee shall repay the amount if it is determined that such standard was not met.

                   The charter contains a provision which eliminates the liability of directors and officers to First Washington and its stockholders to the fullest extent permitted by Maryland law. The bylaws provide for indemnification to directors and officers to the same extent that the directors and officers, as officers and directors of the general partner of First Washington Limited Partnership, have indemnification rights under the partnership agreement. Antitakeover Provisions

                   Except in limited circumstances (See "Voting Rights" below), First Washington has exclusive management power over the business and affairs of First Washington Limited Partnership. First Washington may not be removed as general partner by the limited partners with or without cause. A limited partner may generally transfer its limited partnership interest without restriction. However, both First Washington and First Washington Limited Partnership have a right of first refusal for any proposed transfer.

First Washington's charter and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal for acquisition or the removal of incumbent management. These provisions include:

*    a staggered board of directors;

* authorized stock that may be issued as preferred stock in the discretion of the board of directors, with voting or other rights superior to the common stock;

* a requirement that directors may be removed only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors;

* provisions designed to avoid concentration of share ownership in a manner that would jeopardize the status as a REIT under the Internal Revenue Code; and

*    a stockholder rights plan.

See "Description of Capital Stock-Restrictions on Ownership, Transfer and Conversion." Maryland law also contains provisions which could delay, defer or prevent a change of control or other transaction. See "Provisions of Maryland Law and First Washington's Charter and Bylaws."

Voting Rights

                  Under the partnership agreement, the limited partners have voting rights only as to the dissolution of First Washington Limited Partnership, the sale of all or substantially all of the assets or merger of
First Washington Limited Partnership, and specified amendments to the partnership agreement, as described more fully below. Otherwise, First Washington makes all decisions relating to the operation and management of First Washington Limited Partnership. As holders of common units exchange their common units, First Washington's percentage ownership of the common units will increase. If additional units are issued to third parties, First Washington's percentage ownership of the units will decrease.

                   The board of directors consists of three classes having staggered three-year terms of office. Stockholders elect one class at each annual meeting of stockholders. Maryland law requires that major corporate transactions, including most amendments to the charter, must have stockholder approval as set forth below. All shares of common stock have one vote per share. The charter permits the board of directors to classify and authorize the issuance of preferred stock in one or more series having voting power which may differ from that of the common stock. "See Description of Capital Stock."

                  The following is a comparison of the voting rights of the holders of units of First Washington Limited Partnership and First Washington's stockholders as they relate to major transactions:

A.   Amendment of the Partnership Agreement or the Charter

                  The partnership agreement may be amended through a proposal by First Washington as the general partner or any limited partner. Such proposal, in order to be effective, must be approved by First Washington and by the written vote of holders of at least a majority of the outstanding common units and exchangeable preferred units. Each affected limited partner must approve amendments that affect the fundamental rights of a holder of common units. In addition, First Washington may, without the consent of the holders of common units, amend the partnership agreement as to ministerial matters.

                   Under Maryland law and the charter, the board of directors and holders of shares entitled to cast at least a majority of the votes entitled to be cast on the matter generally must approve amendments to the charter.

B. Vote Required to Dissolve First Washington Limited Partnership or First Washington

                  First Washington may not elect to dissolve First Washington Limited Partnership without the prior written consent of the holders of at least a majority of the outstanding common units and exchangeable preferred units.
                   Under Maryland law and the charter, the board of directors and holders of at least a majority of the shares entitled to vote on the matter must approve dissolution of First Washington.

C.   Vote Required to Sell Assets or Merge


                  Under the partnership agreement, the disposition of all or substantially all of First Washington Limited Partnership's assets or merger or consolidation of First Washington Limited Partnership requires First Washington's consent and that of holders of at least a majority of the outstanding common units and exchangeable preferred units.

                   Under Maryland law and the charter, the sale of all or substantially all of First Washington's assets or a merger or a consolidation of First Washington requires the approval of the board of directors and holders of at least a majority of the votes entitled to be cast on the matter. The sale of less than all or substantially all of First Washington's assets does not require approval of the stockholders.

                      Compensation, Fees and Distributions


                  First Washington does not receive any compensation for its services as general partner of First Washington Limited Partnership. As a partner in First Washington Limited Partnership, however, First Washington has the same right to receive pro rata allocations and distributions as other partners of First Washington Limited Partnership. In addition, First Washington Limited Partnership will reimburse First Washington for all expenses incurred relating to its ongoing operation and any other offering of additional partnership interests in First Washington Limited Partnership.

                   First Washington's officers and outside directors may receive compensation for their services.

                             Liability of Investors


                  Under the partnership  agreement and applicable  Maryland law, the liability of the holders of common units and exchangeable preferred units for First Washington Limited Partnership's debts and obligations is generally limited to the amount of their investment in First Washington Limited Partnership.

                   Under Maryland law, First Washington's stockholders are not personally liable for First Washington's debts or obligations.

                                    Liquidity


                  First Washington may not transfer its units except to a successor general partner with the consent of a majority in interest of the limited partners. Limited partners may generally transfer their units without restriction, provided that both First Washington Limited Partnership and First Washington have a right of first refusal for any proposed transfer.

                   The shares of stock will be freely transferable as registered securities under the Securities Act, subject to prospectus delivery and other requirements for registered securities.

                  Taxes

                  First Washington Limited Partnership itself is not subject to Federal income taxes. Instead, each holder of units includes its allocable share of First Washington Limited Partnership's taxable income or loss in determining its individual federal income tax liability. Depending on facts that are particular to each holder, a unit holder's allocable share of income and loss from First Washington Limited Partnership may be subject to the "passive activity" limitations. Under the "passive activity" rules, a unit holder's allocable share of income and loss from First Washington Limited Partnership that is considered "passive" generally can be offset only against a holder's income and loss from other investments that constitute "passive activities." Cash distributions from First Washington Limited Partnership are generally not taxable to a holder of units. However, to the extent cash distributions exceed a holder's basis in its interest in First Washington Limited Partnership, they are taxable to the holder of the units. A holder's basis in its interest in First Washington Limited Partnership will include the holder's allocable share of First Washington Limited Partnership's nonrecourse debt. Holders of common units may be required to file state income tax returns and/or pay state income taxes in the states in which First Washington Limited Partnership owns property, even if they are not residents of those states.

                   Dividends paid by First Washington will be treated as "portfolio" income and cannot be offset with losses from "passive activities." Distributions made by First Washington to its taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by domestic stockholders as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as capital gain at a rate of 20% or 25%. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder's adjusted basis in its stock, with the excess taxed as capital gain. See "Federal Income Tax Consequences -- Taxation of Taxable U.S. Stockholders." First Washington may be required to pay state income taxes in certain states.

                             PROVISIONS OF MARYLAND
                  LAW AND FIRST WASHINGTON'S CHARTER AND BYLAWS

                  The following paragraphs summarize provisions of Maryland law and describe First Washington's charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

Classification of the Board of Directors

                  Under the bylaws, the number of our directors may be established by the board of directors. However, this number may not be fewer than the minimum number required under Maryland law nor more than fifteen. Maryland law requires a minimum of three directors under current circumstances. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors. Other vacancies will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. Pursuant to the charter, the directors are divided into three classes. Currently there are seven directors. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in May 1999. Three directors hold office for a term which expires at the annual meeting of stockholders to be held in May 2000. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in May 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. We believe that classification of the board of directors helps to assure the continuity and stability of our business strategies and policies.

                  The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. A change in a majority of the board of directors will generally require at least two annual meetings of stockholders, instead of one. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock can elect all of the successors of the class of directors whose term expires at that meeting and the holders of the remaining shares of common stock cannot elect any directors.

Removal of Directors

                  The charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Therefore, because the board of directors is authorized to fill vacant directorships, stockholders may not both remove incumbent directors and fill the vacancies created by such removal with their own nominees.

Business Combinations

                  Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

* any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

* an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

* 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

* two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from these provisions of Maryland law any business combination involving Messrs. Halpert and Wolfe and any of their affiliates or associates or any person acting in concert with any of such persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

                  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

                  Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

*    one-fifth or more but less than one-third;

*    one-third or more but less than a majority; or

*    a majority or more of all voting power.

                  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

                  Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

                  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

                  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

                  Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Our board of directors may amend or eliminate this provision at any time in the future.

Amendment to the Charter

                  Provisions of our charter on classification of the board of directors, removal of directors, voting rights of common stock and voting requirements for charter amendments may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Other amendments to our charter require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

 Amendment to the Bylaws

                  Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of the Company

                  Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders


                  Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

*    pursuant to our notice of the meeting;

*    by or at the direction of the board of directors; and

* by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures, including the minimum time period, set forth in the bylaws.

                  Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the board of directors at a special meeting of stockholders may be made only:

*    pursuant to our notice of the meeting;

*    by or at the direction of the board of directors; or

* provided that the board of directors has determined that directors shall be elected to such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions, including the minimum time period, set forth in the bylaws.

                  Our bylaws contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Stockholder Rights Plan

                  Our board of directors has adopted a stockholder rights plan as set forth in a Rights Agreement dated October 10, 1998, as amended from time to time, between First Washington and American Stock Transfer & Trust Company, as rights agent. The Rights Agreement assigns one right to purchase a fraction of our newly created series of preferred stock for each share of our common stock owned on or after October 26, 1998. Initially, the rights will not be exercisable and will not trade separately from the common stock. Stockholders will be able to exercise their rights if a person or group initiates an unsolicited takeover by acquiring at least 15% of our common stock or by making a tender offer to acquire 15% or more of our common stock. Ultimately, if an unsolicited acquiror gains control of us, stockholders, other than the acquiror, would be able to purchase our common stock or the acquiror's stock at a 50% discount. The rights plan will expire on October 26, 2008.

Anti-Takeover Effect of Provisions of Maryland Law and of the Charter and Bylaws

                  The provisions in the charter on classification of the board of directors and removal of directors, the business combination and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws, the provisions of our bylaws relating to stockholder-requested special meetings and our stockholder rights plan may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

                  Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not eliminate liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which eliminates liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our charter authorizes us:

* to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers;

* to the maximum extent permitted by Maryland law, to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer incurred by reason of his status as one of our present or former directors or officers; and

* to indemnify any other persons permitted but not required to be indemnified by Maryland law.

                  The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

* any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

* any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our or our predecessors' employees or agents.

                  Unless a corporation's charter provides otherwise, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not alter this requirement.

                  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

*    judgments;

*    penalties;

*    fines;

*    settlements; and

* reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

                  Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

* the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

* the director or officer actually received an improper personal benefit in money, property or services; or

* in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

                  Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

                  Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

                  The partnership agreement also provides for indemnification of First Washington, as general partner, and its officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The partnership agreement also limits the liability of First Washington to First Washington Limited Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                         FEDERAL INCOME TAX CONSEQUENCES

                  The following summary of material federal income tax consequences regarding First Washington and the common stock we are registering is based on current law, is for general information only and is not tax advice. The information in this section is based on the Internal Revenue Code as currently in effect, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus. There is no assurance that future legislation, Treasury Regulations, administrative interpretations and practices or court decisions will not adversely affect existing interpretations. Any change could apply retroactively to transactions preceding the date of the change.

                  We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

                  The tax treatment to holders of common stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders subject to special treatment under the federal income tax laws except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the common stock.

                  If we meet the detailed requirements in the Internal Revenue Code for qualification as a REIT which are summarized below, we will be treated as a REIT for federal income tax purposes. In this case, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investments in a corporation. Double taxation refers to the imposition of corporate level tax on income earned by a corporation and taxation at the shareholder level on funds distributed to a corporation's shareholders. If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing taxable income and would be subject to federal income tax at regular corporate rates. Unless entitled to relief under specific statutory provisions, we would be ineligible to be taxed as a REIT for the four succeeding tax years. As a result the funds available for distribution to our stockholders would be reduced.

                  Each prospective purchaser should consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Tax Consequences of Redemption or Exchange of Units

                  If you redeem or exchange units for cash or shares of stock, you will recognize gain or loss because the redemption and exchange are each taxable transactions. Depending upon your particular situation, it is possible that the amount of gain you recognize or even your tax liability resulting from the gain could exceed the amount of cash and the value of the shares of stock you receive upon the redemption or exchange. You are advised to consult your own tax advisors regarding the specific tax consequences of the redemption or exchange of units, including the federal, state, local, foreign or other tax consequences of this transaction.

Taxation of First Washington

                  General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which qualifies for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. See "--Failure to Qualify."

                  The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and these rules and these regulations.

                  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. However, First Washington will be subject to federal income tax as follows:

                  First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

                  Second, we may be subject to the "alternative minimum tax" on our items of tax preference under some circumstances.

                  Third, if we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property is defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

                  Fourth, we will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions generally include sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than the sale or disposition of foreclosure property.

                  Fifth,  we will be subject to a 100% tax on an amount equal to
(a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test but have maintained our qualification as a REIT because we satisfied other requirements. The gross income tests are discussed below.

                  Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of

*    85% of our REIT ordinary income for the year,

*    95% of our REIT capital gain net income for the year, and

*    any undistributed taxable income from prior periods.

                  Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the "built-in-gain" of the asset. The built-in-gain of an asset equals the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the date we acquired the asset from the C corporation. A C corporation is generally a corporation subject to full corporate-level tax. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in the Clinton Administration's fiscal year 2000 budget proposal.

                  Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association that:

(1)  is managed by one or more trustees or directors;

(2)  uses   transferable   shares  or  transferable   certificates  to  evidence
     beneficial ownership;

(3) would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4) is not a financial institution referred to in Section 582(c) of the Internal Revenue Code or an insurance company to which subchapter L of the Internal Revenue Code applies;

(5)  is beneficially owned by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include the entities set forth in Section 542(a)(2) of the Internal Revenue Code; and

(7) meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

                  The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of pension funds.

                  We believe we have satisfied each of these conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership, Transfer and Conversion." Primarily, though not exclusively, as a result of fluctuations in value among the different classes of our stock, these restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "--Failure to Qualify."

                  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

                  Ownership of Subsidiaries. We own interests in partnerships and limited liability companies through subsidiaries. Internal Revenue Code
Section  856(i)  provides  that  a  corporation   which  is  a  "qualified  REIT
subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income of the REIT for all purposes of the Internal Revenue Code, including the REIT qualification tests. A "qualified REIT subsidiary" is defined for taxable years beginning on or before August 5, 1997, as any corporation if 100 percent of the stock of the corporation is held by the REIT at all times during the period the corporation was in existence. A "qualified REIT subsidiary" is defined for taxable years beginning after August 5, 1997, as any corporation 100 percent of the stock of which is owned by the REIT, without regard to prior ownership. Each of our wholly-owned subsidiaries qualifies as a "qualified REIT subsidiary." Thus, in applying the requirements described herein, our wholly-owned subsidiaries are ignored, and all of our wholly-owned subsidiaries' assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction, and credit for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Federal Income Tax Consequences" to our income and assets include the income and assets of our wholly-owned subsidiaries. Because our wholly-owned subsidiaries are treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, our ownership of the voting securities of these subsidiaries will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% in value of our assets, described below under "-- Asset Tests."

                  Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, a partner in a partnership will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of First Washington for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of First Washington Limited Partnership, including First Washington Limited Partnership's share of these items for any partnership or limited liability company, are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus. We have included a summary of the rules governing the Federal income taxation of partnerships and their partners below in "--Tax Aspects of First Washington Limited Partnership." We have direct control of First Washington Limited Partnership and will continue to operate it consistent with the requirements for qualification as a REIT.

                  Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT.

                  First, each taxable year we must derive directly or indirectly at least 75% of our gross income from investments relating to real property or mortgages on real property, including "rents from real property" and, in specific circumstances, interest, or from particular types of temporary investments. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test. Second, each taxable year we must derive at least 95% of our gross income from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Gross income from prohibited transactions is excluded for purposes of determining if we satisfy these tests. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

                  Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

                  Second, the Internal Revenue Code provides that rents received from a "related party tenant" will not qualify as "rents from real property" in satisfying the gross income tests. A related party tenant is a tenant of First Washington that First Washington, or one or more actual or constructive owners of 10% or more of First Washington, actually or constructively own in the aggregate 10% or more of such tenant.

                  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property."

                  Finally, for rents received to qualify as "rents from real property," First Washington generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom First Washington derives no revenue. First Washington may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

      We generally do not and do not intend to:

* charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

*    rent any property to a related party tenant;

* derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

* perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

                  First Washington Management receives fees in exchange for the performance of management services. These fees will not accrue to us, but we will derive dividends from First Washington Management which qualify under the 95% gross income test, but not the 75% gross income test. We believe that the aggregate amount of any non-qualifying income in any taxable year has not exceeded and will not exceed the limit on non-qualifying income under the gross income tests.

                  If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

* our failure to meet these tests was due to reasonable cause and not due to willful neglect;

* we attach a schedule of the sources of our income to our federal income tax return; and

* any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "--Taxation of First Washington Realty Trust, Inc.--General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

                  Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by First Washington Limited Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. First Washington Limited Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with First Washington Limited Partnership's investment objectives. However, the IRS may contend that that one or more of these sales is subject to the 100% penalty tax.

                  Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

                  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering.

                  Second, not more than 25% of our total assets may be represented by securities, other than those securities includible in the 75% asset test.

                  Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

                  First Washington Limited Partnership owns 100% of the nonvoting preferred stock of First Washington Management and a note of First Washington Management. First Washington Limited Partnership does not and will not own any of the voting securities of First Washington Management. Therefore we will not be considered to own more than 10% of the voting securities of First Washington Management. In addition, we believe that the value of our pro rata share of the securities of First Washington Management held by First Washington Limited Partnership did not exceed at any time up to and including the date of this prospectus 5% of the total value of our assets and will not exceed this amount in the future.

                  After  initially  meeting  the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire additional securities of First Washington Management or other securities or other property during a quarter, including an increase in our interests in First Washington Limited Partnership, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

                  Annual    Distribution    Requirements.    To   maintain   our
qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

the sum of:

* 95% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

*    95% of the after tax net income, if any, from foreclosure property,

minus:

* the excess of the sum of particular items of noncash income over 5% of "REIT taxable income" as described above.

                  These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of common stock and convertible preferred stock, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential -- e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We have made and intend to make timely distributions sufficient to satisfy these annual distribution requirements.

                  We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

                  Under specific circumstances identified in the Internal Revenue Code, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

                  Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

*    85% of our REIT ordinary income for such year,

*    95% of our REIT capital gain income for the year

*    and any undistributed taxable income from prior periods.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure To Qualify

                  If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be ineligible to be taxed as a REIT for the four tax years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, the Clinton Administration's fiscal year 2000 budget proposal contains a provision which, if enacted in its present form, would result in immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could effectively preclude us from re-electing to be taxed as a REIT following a loss of our status as a REIT.

Proposed Legislation

                  The Clinton Administration's fiscal year 2000 budget proposal, announced February 1, 1999, includes a proposal that would limit a REITs ability to own more than 10% by vote or value of the stock of another corporation. As discussed above under the heading "Taxation of First Washington-- Asset Tests," a REIT cannot currently own more than 10% of the outstanding voting securities of any one issuer. The budget proposal would allow a REIT to own all or a portion of the voting stock and value of a "taxable REIT subsidiary" provided all of a REIT's taxable subsidiaries do not represent more than 15% of the REIT's total assets. In addition under the budget proposal, a "taxable REIT subsidiary" would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. The budget proposal, if enacted in its current form, may require that we restructure our interest in First Washington Management because we currently own more than 10% of the value of First Washington Management and because we have loaned funds to First Washington Management. The budget proposal, if enacted in its current form, would be effective after the date of its enactment and would provide transition rules to allow corporations, like First Washington Management to convert into "taxable REIT subsidiaries" tax-free. It is presently uncertain whether any proposal regarding REIT subsidiaries, including the budget proposal, will be enacted, or if enacted, what the terms of such proposal, including its effective date, will be.

Taxation Of Taxable U.S. Stockholders

                  As used below, the term "U.S. stockholder" means a holder of shares of common stock who, for United States federal income tax purposes,:

*    is a citizen or resident of the United States;

* is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

* is an estate the income of which is subject to United States federal income taxation regardless of its source; or

* is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, are also considered U.S. stockholders.

                  Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated:

* first to the convertible preferred stock, to the extent of the preferred distribution on this stock;

* second to the common stock, to the extent of distributions equal to $0.4875 per quarter per share; and

* third, pro-rata between both the convertible preferred stock and the common stock for any distributions in which the convertible preferred stock is entitled to participate.

                  To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution. This reduction will not, however, reduce a holder's adjusted basis below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his shares will be taxable as capital gain, provided that the shares have been held as a capital asset. In addition, these distributions will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends that we declare in October, November, or December of any year and that are payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

                  Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains, to the extent that they do not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on designations which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

                  Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under some circumstances.

                  Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

* include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

* be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

*    receive a credit or refund for the amount of tax deemed paid by it;

* increase the adjusted basis of its common stock by the difference between the amount of includible gains and the tax deemed to have been paid by it; and

* in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of Common Stock

                  If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, after applying holding period rules set forth in the Internal Revenue Code, the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

                  We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

                  The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder, except tax-exempt shareholders described below, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.


                  For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

                  Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as unrelated business taxable income as to any trust which

*    is described in Section 401(a) of the Internal Revenue Code;

*    is tax-exempt under Section 501(a) of the Internal Revenue Code; and

*    holds more than 10%, by value, of the interests in a REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

A REIT is a "pension held REIT" if

* it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and

* either at least one such qualified trust holds more than 25%, by value, of the interests in a REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in a REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

* the unrelated business taxable income earned by First Washington, treating First Washington as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

*    the total gross income of First Washington.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if First Washington is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of the limitations on the transfer and ownership of stock contained in our charter, we are not and do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders

                  When we use the term "non-U.S. stockholders," we mean holders of shares of common stock that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are non-U.S. stockholders are complex. No attempt is made in this prospectus to provide more than a brief summary of these rules. Accordingly, this discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

                  Distributions. If we make a distribution that is not attributable to gain from the sale or exchange of United States real property interests and is not designated as capital gains dividends, then the distribution will be treated as dividends of ordinary income to the extent it is made out made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

                  However, if the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business, or if an income tax treaty applies, as attributable to a United States permanent establishment of the Non- U.S. stockholder, the dividends will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

                  Under current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of the country for purposes of determining the applicability of the withholding rules discussed above and the applicability of a tax treaty rate. Under some treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above.

                  Distributions we make in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed the adjusted basis of a non-U.S. stockholder's stock, they will give rise to gain from the sale or exchange of his stock. The tax treatment of this gain is described below. If it cannot be determined at the time a distribution is made whether or not a distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, the IRS will generally refund amounts that are withheld if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.


                  Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gains dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

* investment in the stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

* the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

                  Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests will cause the non-U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. non-U.S. stockholders would thus generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's United States federal income tax liability.

                  We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

                  Sale of Stock. If you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock, the gain generally will not be subject to United States taxation unless the stock constitutes a "United States real property interest" within the meaning of FIRPTA. If we are a "domestically controlled REIT", then the stock will not constitute a "United States real property interest." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a "domestically- controlled REIT." Notwithstanding the foregoing, if you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if:

* your investment in the stock is effectively connected with a United States trade or business, or, if an income treaty applies, is attributable to a United States permanent establishment; or

* you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a "tax home" in the United States. In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

                  If we are not or cease to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a non-U.S. stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded", as defined by applicable Treasury Regulations, on an established securities market and on the size of the selling non-U.S. stockholder's interest in our shares. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax on this gain in the same manner as a U.S. stockholder, and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition in this case, non-U.S. stockholder would be subject to any applicable alternative minimum tax, nonresident alien individuals may be subject to a special alternative minimum tax and foreign corporations may be subject to the 30% branch profits tax.

                  Backup  Withholding  Tax and  Information  Reporting.  Back up
withholding tax generally is a withholding tax imposed at the rate of 31% on reportable payments, as defined in section 3406 of the Internal Revenue Code, to persons that fail to furnish the required information under the United States information reporting requirements. Backup withholding tax and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as:

* dividends subject to the 30%, or lower treaty rate, withholding tax discussed above;

*    capital gains dividends; or

* distributions attributable to gain from our sale or exchange of United States real property interests.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting, but not backup withholding, will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

*    is a United States person;

* derives 50% or more of its gross income for specific periods from the conduct of a trade or business in the United States; or

*    is a "controlled foreign corporation" for United States tax purposes.

Information Reporting will not apply if the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and other conditions are met, or the stockholder otherwise establishes an exemption.

                  Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption.

                  A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                  New Withholding Regulations.  Final  regulations dealing  with withholding tax on income paid to foreign persons and related matters were recently promulgated. In general, these new withholding regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, these new withholding regulations adopt a certification rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United Stated corporation will be required to satisfy certification and other requirements. In addition, these new withholding regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax, subject to any applicable deduction or exemption, to such portion, and to apply the FIRPTA withholding rules, discussed above, with respect to the portion of the distribution designated by First Washington as capital gain dividend. These new withholding regulations will generally be effective for payments made after December 31, 1999, subject to transition rules. The discussion set forth above in "Taxation of Non-U.S. Stockholders" does not take these new withholding regulations into account. Prospective non-U.S. stockholders are strongly urged to consult their own tax advisors with respect to these new withholding regulations.

Tax Aspects Of First Washington Limited Partnership

                  General.  Substantially  all of our  investments  will be held indirectly through First Washington Limited Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by First Washington Limited Partnership. See "--Taxation of First Washington Realty Trust, Inc."

                  Entity Classification. Our interests in First Washington Limited Partnership and the Lower-Tier Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of First Washington Limited Partnership or a Lower-Tier Partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If First Washington Limited Partnership or a Lower-Tier Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "--Taxation of First Washington Realty Trust, Inc. --Asset Tests" and "--Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "--Taxation of First Washington Realty Trust, Inc.--Failure to Qualify" above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in First Washington Limited Partnership's or a Lower-Tier Partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

                  Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. First Washington Limited Partnership and each of the Lower-Tier Partnerships have claimed and intend to continue to claim classification as a partnership under these regulations.

                  Partnership Allocations. A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Internal Revenue Code require that partnership allocations respect the economic arrangement of the partners.

                  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. First Washington Limited Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code.

                  Tax Allocations with Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. First Washington Limited Partnership was formed by way of contributions of appreciated property, including some of the properties. Moreover, subsequent to the formation of First Washington Limited Partnership, additional persons have contributed appreciated property to First Washington Limited Partnership in exchange for interests in First Washington Limited Partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

                  In  general,  limited  partners  of First  Washington  Limited
Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a book-tax difference, all income attributable to the book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to First Washington Limited Partnership. This will tend to eliminate the book-tax difference over the life of First Washington Limited Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands First Washington Limited Partnership may cause us to be allocated lower depreciation and other deductions. Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "--Taxation of First Washington Realty Trust, Inc.--Annual Distribution Requirements."

                  Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and First Washington Limited Partnership have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to First Washington Limited Partnership and for some assets acquired subsequently. We and First Washington Limited Partnerships have not yet decided what method will be used to account for book-tax differences for properties acquired by First Washington Limited Partnership in the future.

                  Any property acquired by First Washington Limited Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

                  Basis in First Washington Limited Partnership Interest. The adjusted tax basis in our interest in First Washington Limited Partnership generally will be equal to:

* the amount of cash and the basis of any other property we contribute to First Washington Limited Partnership,

* increased by our allocable share of First Washington Limited Partnership's income and our allocable share of indebtedness of First Washington Limited Partnership, and

* reduced, but not below zero, by our allocable share of losses suffered by First Washington Limited Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of First Washington Limited Partnership.

                  If the allocation of our distributive share of First Washington Limited Partnership's loss exceeds the adjusted tax basis of our partnership interest in First Washington Limited Partnership, the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in First Washington Limited Partnership.

                  We will recognize taxable income to the extent that First Washington Limited Partnership's distributions, or any decrease in our share of the indebtedness of First Washington Limited Partnership, exceeds our adjusted tax basis in First Washington Limited Partnership. A decrease in our share of the indebtedness of First Washington Limited Partnership is considered a cash distribution.

Other Tax Consequences

                  We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or location taxation in various state or local jurisdiction, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and locate tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

                  A portion of the cash to be used by First Washington Limited Partnership to fund distributions to partners is expected to come from First Washington Management, through interest payments and dividends on non-voting preferred stock to be held by First Washington Limited Partnership. First Washington Management will pay federal and state tax on its net income at full corporate rates, which will reduce the cash available for distribution to stockholders.

                                     EXPERTS

                  The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of First Washington Realty Trust, Inc.for the year ended December 31, 1998 and Annual Report on Form 10-K of First Washington Realty Trust, Inc. for the year ended December 31, 1997 and the combined statement of revenues and certain expenses of the Acquired Properties, as defined in footnote 1 of that statement, for the year ended December 31, 1997 included in First Washington's Form 8-K/A filed on June 26, 1998 and the combined statement of revenues and certain expenses of the Acquired Properties, as defined in footnote No. 1 of that statement, for the year ended December 31, 1997, included in First Washington's Form 8-K filed on March 10, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                  LEGAL MATTERS

                  Latham & Watkins, Washington, D.C. will issue an opinion to us regarding certain legal matters. Latham & Watkins will rely as to certain matters of Maryland law, including the legality of the Common Stock, on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                              PLAN OF DISTRIBUTION

                  This prospectus relates to the possible issuance by us of up to 1,043,109 shares of common stock if, and to the extent that, holders of up to 1,043,109 common units tender their units for exchange. We are registering the common stock to provide the holders with freely tradeable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders. We have paid for all expenses in connection with the registration statement. No commissions or selling expenses will be paid by us in connection with the issuance of these shares. Except for our expenses in preparing this registration statement, we do not expect to incur other expenses in connection with the distribution of these shares.

                  We will not receive any proceeds from the issuance of the common stock offered by this prospectus, but we will acquire the common units previously owned by the persons to whom we issue stock.

                  We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on that statement. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.







                       FIRST WASHINGTON REALTY TRUST, INC.


                                1,043,109 Shares
                                  Common Stock
                           ($0.01 Par Value Per Share)











                                   PROSPECTUS

                                 April 14, 1999



                                        I

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the common stock registered under this prospectus:


                  SEC Registration Fee           $ 6,751
                  Printing and Mailing Costs       1,000
                  Legal Fees and Expenses         20,000
                  Accounting Fees and Expenses     4,000
                  Miscellaneous                    1,000
                                                   -----

                  Total                          $32,751


ITEM 15.          LIMITATION OF LIABILITY AND INDEMNIFICATION

                  Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not eliminate liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which eliminates liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our charter authorizes us:

* to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers;

* to the maximum extent permitted by Maryland law, to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer incurred by reason of his status as one of our present or former directors or officers; and

* to indemnify any other persons permitted but not required to be indemnified by Maryland law.

                  The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

* any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

* any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our or our predecessors' employees or agents.

                  Unless a corporation's charter provides otherwise, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not alter this requirement.

                  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

*    judgments;

*    penalties;

*    fines;

*    settlements; and

* reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

                  Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

* the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

* the director or officer actually received an improper personal benefit in money, property or services; or

* in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

                  Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

                  Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

                  The partnership agreement also provides for indemnification of First Washington, as general partner, and its officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The partnership agreement also limits the liability of First Washington to First Washington Limited Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16.      EXHIBITS


Exhibits

4.1(a) Articles of Restatement*
4.1(b) Articles Supplementary **
4.2    Amended and Restated Bylaws***
5      Opinion of Ballard Spahr Andrews & Ingersoll, LLP****
8      Opinion of Latham & Watkins regarding tax matters
23(a)  Consent of Latham & Watkins (included in Exhibit 8)
23(b) Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5) 23(c) Consent of PricewaterhouseCoopers LLP

* Included as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference. ** Included in the Company's Form 8-K filed October 23, 1998, and incorporated herein by reference. *** Included as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. ****Previously filed.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

* To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To include any material information about the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement.

However, subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

* That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

* To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on April 14, 1999.

                                        FIRST WASHINGTON REALTY TRUST, INC.


                                        By:      /s/William J. Wolfe
                                           William J. Wolfe
                                           President and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                           Date
----------------------      -------------------------          -----------------

/s/ Stuart D. Halpert*      Chairman of the                       April 14, 1999
Stuart D. Halpert           Board of Directors

/s/ William J. Wolfe        President, Chief Executive            April 14, 1999
William J. Wolfe            Officer, Director

/s/ Lester Zimmerman*       Director                              April 14, 1999
Lester Zimmerman

/s/ James G. Blumenthal     Executive Vice President              April 14, 1999
James G. Blumenthal         and Chief Financial Officer

/s/ Stanley T. Burns*       Director                              April 14, 1999
Stanley T. Burns

/s/ Matthew J. Hart*        Director                              April 14, 1999
Matthew J. Hart

/s/ William M. Russell*     Director                              April 14, 1999
William M. Russell

/s/ Heywood Wilansky*       Director                              April 14, 1999
Heywood Wilansky


                                        *By:     William J. Wolfe
                                                 Attorney-in-fact